Filed Pursuant to Rule 433

Registration Statement No. 333-236195

and 333-236195-01 as amended

by Post-Effective Amendment No. 1

dated September 4, 2020,

Supplementing the Prospectus

dated September 4, 2020 and

Preliminary Prospectus Supplement

dated September 9, 2020

Johnson Controls International plc

Tyco Fire & Security Finance S.C.A.

€500,000,000 0.375% Senior Notes due 2027

€500,000,000 1.000% Senior Notes due 2032

Pricing Term Sheet

September 9, 2020

Issuers:	Johnson Controls International plc

Tyco Fire & Security Finance S.C.A.

Trade Date:	September 9, 2020

Settlement Date**:	September 15, 2020 (T+4)

Joint Book-Running Managers:	BofA Securities Europe SA

Barclays Bank PLC

ING Bank N.V.

J.P. Morgan Securities plc

Banco Bilbao Vizcaya Argentaria, S.A.

Citigroup Global Markets Limited

The Toronto-Dominion Bank

Co-Managers:	Crédit Agricole Corporate and Investment Bank

Deutsche Bank AG, London Branch

MUFG Securities EMEA plc

Standard Chartered Bank

U.S. Bancorp Investments, Inc.

UniCredit Bank AG

Wells Fargo Securities, LLC

Denominations:	€100,000 and integral multiples of €1,000 in excess thereof

Day Count Convention:	ACTUAL / ACTUAL (ICMA)

Business Day Convention:	Following Business Day Convention

Listing:	Application will be made to list each series of the Notes on the New York Stock Exchange

Clearing and Settlement:	Euroclear / Clearstream

Stabilization:	Stabilization/FCA

Law:	State of New York

	Senior Notes due 2027	Senior Notes due 2032

Aggregate Principal Amount Offered:	€500,000,000	€500,000,000

Ratings (Moody’s / S&P)*:	Baa2/BBB+	Baa2/BBB+

Maturity Date:	September 15, 2027	September 15, 2032

Interest Rate:	0.375% per annum	1.000% per annum

Benchmark Bund:	DBR 0.5% due August 15, 2027	DBR 0.0% due August 15, 2030

Benchmark Bund Price and Yield:	108.03; -0.631%	104.68; -0.460%

Spread to Benchmark Bund:	+110.6 basis points	+149.4 basis points

Mid-Swap Yield:	-0.325%	-0.096%

Spread to Mid-Swap Yield:	+80 basis points	+113 basis points

Yield to Maturity:	0.475%	1.034%

Price to Public:	99.313%, plus accrued interest, if any, from September 15, 2020	99.618%, plus accrued interest, if any, from September 15, 2020

Gross Proceeds:	€496,565,000	€498,090,000

Underwriting Discount:	0.450%	0.450%

Net Proceeds (before estimated offering expenses):	€494,315,000	€495,840,000

Interest Payment Dates:	Payable annually on September 15 of each year, beginning on September 15, 2021	Payable annually on September 15 of each year, beginning on September 15, 2021

Optional Redemption:	Prior to July 15, 2027 (two months prior the maturity date of the 2027 Notes), callable at make-whole (reference bond rate +20 basis points)	Prior to June 15, 2032 (three months prior to the maturity date of the 2032 Notes), callable at make-whole (reference bond rate +25 basis points)

Par Call:	On or after July 15, 2027 (two months prior to the maturity of the 2027 Notes)	On or after June 15, 2032 (three months prior to the maturity of the 2032 Notes)

Common Code / ISIN:	223133096 / XS2231330965	223133134 / XS2231331344

*The security ratings set forth above are not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal by the assigning rating organization at any time.

**It is expected that delivery of the Notes will be made to investors on or about September 15, 2020, which will be the fourth U.S. business day following the trade date set forth above (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes on the date of pricing or the next succeeding business day will be required, by virtue of the fact that the Notes initially settle in T+4, to specify an alternate settlement arrangement at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on the date of pricing or the next succeeding business day should consult their own advisors.

The issuers have filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuers have filed with the SEC for more complete information about the issuers and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities Europe SA toll-free at +1-800-294-1322; or ING Bank N.V. toll-free at +31205638869.

MiFID II professionals/ECPs-only / No PRIIPs KID — Manufacturer target market (MiFID II product governance) is eligible counterparties and professional clients only (all distribution channels). No PRIIPs key information document (KID) has been prepared as the Notes are not available to retail investors in the EEA or in the UK.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.